Exhibit 99.1

Investor Contact:	Media Contact:
Quintin Lai	Emily Denney
Vice President, Investor Relations	Vice President, Global Communications
+1-610-594-3318	+1-610-594-3035
Quintin.Lai@westpharma.com	Emily.Denney@westpharma.com

West Announces Participation in Upcoming June Investor Conferences

EXTON, PA, May 24, 2018 – West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, today announced that its Management Team will present an overview of the Company’s business at two investor conferences in June. Management will present at the Jefferies 2018 Global Healthcare Conference in New York, New York at 8:00 a.m. EDT on Tuesday, June 5, 2018; and at the Goldman Sachs 39th Annual Global Healthcare Conference in Rancho Palos Verdes, California at 10:00 a.m. PDT on Thursday, June 14, 2018.

A live audio webcast of the presentation and a copy of the presentation will be accessible from the Company’s website at www.westpharma.com/en/investors.

About West

West Pharmaceutical Services, Inc. is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world’s pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe, Asia and Australia. West’s 2017 net sales of $1.6 billion reflect the daily use of approximately 112 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world.

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc. in the United States and other jurisdictions, unless noted otherwise.